Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ELECTROCORE, INC.

Article I.
Name

The name of the corporation is electroCore, Inc. (the "Corporation").

Article II.
Registered Office and Agent

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

Article III.
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware ("DGCL").

Article IV.
Capital Stock

A.    Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock."  The total number of shares of capital stock which the Corporation is authorized to issue is Five Hundred Ten Million (510,000,000) shares.   Five Hundred Million (500,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001).  Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

B.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the "Board of Directors") is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, if any, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.  The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C.    Common Stock.

1.

Voting. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).  There shall be no cumulative voting.

2.

Dividends. Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

3.	No Preemptive Rights. The holders of Common Stock shall have no preemptive rights to subscribe for any shares of any class of capital stock of the Corporation whether now or hereafter authorized.
4.	No Conversion Rights. Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation's capital stock.
5.

Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.  The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock.  The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of capital stock of the Corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.

Article V.
Board of Directors

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    General Powers. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B.    Number of Directors; Election of Directors. The number of directors constituting the Board of Directors shall be fixed, from time to time, exclusively by resolutions adopted by the Board of Directors.  The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

C.    Classes of Directors; Terms of Office.  Effective immediately following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation’s Common Stock to the public (the "Initial Public Offering") the directors shall be divided into three classes as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III, respectively.  The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the initial classification becomes effective.  The term of office of the initial Class I directors shall expire upon the election of directors at the first annual meeting of stockholders following the closing of the Initial Public Offering; the term of office of the initial Class II directors shall expire upon the election of directors at the second annual meeting of stockholders following the closing of the Initial Public Offering; and the term of office of the initial Class III directors shall expire upon the election of directors at the third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the closing of the Initial Public Offering, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting of stockholders next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.  Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Notwithstanding the foregoing provisions of this paragraph, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

D.    Removal.  Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.  Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

E.    Vacancies and Newly Created Directorships.  Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Article VI.
Amendment of Bylaws

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, provided, further, that if the Board of Directors recommends that stockholders approve such adoption, amendment or repeal at a meeting of stockholders, such adoption, amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

Article VII.
Stockholder Actions

A.    No Stockholder Action without Meeting.  No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent or electronic transmission.

B.    Stockholder Nominations and Introduction of Business, Etc.  Advance notice of stockholder nominations for the election of directors and of other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.  Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

C.    Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, the Chief Executive Officer (of if there is no Chief Executive Officer, the President) or the Chairperson of the Board of Directors, and may not be called by any other person or persons.

Article VIII.
Limitation on Director Liability; Indemnification

A.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

B.    In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by Title 8 of the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) to the fullest extent permitted by law through bylaw provisions, agreements with indemnitees, vote of stockholders or disinterested directors or otherwise.

C.    Any repeal, amendment or modification of this Article VIII shall be prospective and shall not affect the rights under this Article VIII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Article IX.
Choice of Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation, (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation, or (5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation will be deemed to have notice of and consented to the provisions of this Article IX.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

Article X.
Incorporator

The incorporator of the Corporation is Francis R. Amato, whose mailing address is c/o electroCore, Inc., 150 Allen Road, Suite 201, Basking Ridge, New Jersey 07920.

Article XI.
Initial Board of Directors

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.  The names of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders of the Corporation, or until their successors are duly elected and qualified, are:

	Names	Class
1.	Francis R. Amato	Class I
2.	Michael G. Atieh	Class I
3.	Stephen L. Ondra, M.D.	Class I
4.	Joseph P. Errico	Class II
5.	Trevor J. Moody	Class II
6.	James L.L. Tullis	Class II
7.	Nicholas Colucci	Class III
8.	Carrie S. Cox	Class III
9.	Thomas J. Errico, M.D.	Class III

The mailing address of each such director is: c/o electroCore, Inc., 150 Allen Road, Suite 201, Basking Ridge, New Jersey 07920.

Article XII.
Amendment of Certificate of Incorporation

A.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article XII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 ⅔%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX and XII.

[Signature Page Follows]

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 21st day of June, 2018.

By:	/s/ Francis R. Amato
Francis R. Amato, Incorporator